As filed with the Securities and Exchange Commission on January 7, 2011
Post-Effective Amendment No. 1 to Registration Statements on Form S-8 (No. 333-138991)

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________
POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
_________________________
PORTEC RAIL PRODUCTS, INC.
(Exact name of Registrant as specified in its charter)

West Virginia (State or other jurisdiction of incorporation or organization)	55-0755271 (I.R.S. Employer Identification No.)

900 Old Freeport Road Pittsburgh, Pennsylvania (Address of Principal Executive Offices)	15238-8250 (Zip Code)
PORTEC RAIL PRODUCTS, INC. 2006 STOCK OPTION PLAN
(Full title of the plan)
David Voltz
c/o L.B. Foster Company
415 Holiday Drive
Pittsburgh, Pennsylvania 15220
(Name and address of agent for service)
(412)-928-3417
(Telephone number, including area code, of agent for service)
_______________
Copy to:
Lewis U. Davis, Jr., Esq.
Buchanan Ingersoll & Rooney PC
One Oxford Centre
301 Grant Street, 20th Floor
Pittsburgh, PA 15219
(412) 562-8800
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of large accelerated filer, accelerated filer and smaller reporting company in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES
     This Post-Effective Amendment No. 1 relates to the registration statement on Form S-8 (Registration No. 333-138991) previously filed by Portec Rail Prodcuts, Inc., a West Virginia corporation (“Portec”), with the Securities and Exchange Commission on November 29, 2006 (the “Registration Statement”), pertaining to the registration of shares of Portec common stock, par value $1.00 per share (the “Shares”).
     On February 16, 2010, L.B. Foster Company, a Pennsylvania corporation (“L.B. Foster”), Foster Thomas Company, a West Virginia corporation (“Purchaser”), and Portec entered into an Agreement and Plan of Merger (the “Merger Agreement”) that provides for L.B. Foster to acquire Portec by means of a tender offer by Purchaser for all of the outstanding Shares followed by the merger of Purchaser with and into Portec (the “Merger”).
     The tender offer was completed on December 22, 2010, and as of such date Purchaser owned approximately 8,662,078 Shares, representing approximately 90.2% of Portec’s outstanding Shares. As contemplated by the terms of the Merger Agreement, L.B. Foster effected the Merger as a “short-form” merger by filing Articles of Merger (the “Articles of Merger”) with the Secretary of State of West Virginia.
     The Articles of Merger were filed, and the merger became effective, on December 27, 2010.
     Accordingly, Portec has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by Portec in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that remain unsold at the termination of the offering, Portec hereby removes from registration all shares registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment No. 1.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on this 7th day of January, 2011.

PORTEC RAIL PRODUCTS, INC.
By:	/s/ David Russo
David Russo
Director, Senior Vice President, Chief Financial Officer and Treasurer (principal financial and principal accounting officer)

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on this 7th day of January, 2011.

Signature	Capacity

/s/ Stan L. Hasselbusch Stan L. Hasselbusch	Director, President and Chief Executive Officer (chief executive officer)

/s/ David Russo David Russo	Director, Senior Vice President, Chief Financial Officer and Treasurer (principal financial and principal accounting officer)